[Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential.]

ISO13485 FACILITY SETUP AND REGULATORY COMPLIANCE AGREEMENT

This ISO13485 Facility Setup and Regulatory Compliance Agreement (the "Agreement") is an amendment of the previous Agreement entered into as of the 12th day of November, 2024 (the "Effective Date"), with the new terms as laid out in this document entered into as of the 18th day of December 2025 (the "Updated Effective Date"), by and between:

- **Cuprina Pte Ltd,** a company incorporated in Singapore with Company Registration UEN: 201928315N, with its principal office at 1090 Lower Delta Road #06-08, Singapore 169201 (hereinafter referred to as the "Service Provider" or "Cuprina").

- **Ferti-Craft Pte Ltd,** a company incorporated in Singapore with Company Registration UEN: 202334496W, with its principal office at 291 Joo Chiat Road, #03-03 JK Centre, Singapore 427543 (hereinafter referred to as the "Client" or "Ferti-Craft").

RECITALS

WHEREAS, Ferti-Craft desires to engage Cuprina to set up an ISO13485-certified facility capable of manufacturing IVF media products and achieving Health Sciences Authority (HSA) medical device registration approval;

WHEREAS, Cuprina agrees to provide the necessary services for the setup, certification, and registration of the facility as per the requirements of Ferti-Craft;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

1. Scope of Work

1.1 Facility Setup: Cuprina shall set up a facility meeting ISO13485 standards at its principal location to manufacture twelve (12) IVF media product SKUs specified by Ferti-Craft.

1.2 ISO13485 Certification: Cuprina shall ensure that the facility obtains ISO13485 certification within a mutually agreed timeline.

1.3 Regulatory Compliance and HSA Registration: Cuprina shall provide the necessary regulatory expertise to achieve HSA registration for the twelve (12) product SKUs. Ferti-Craft shall provide all necessary documentation, and testing certificates required by HSA promptly and diligently. While Cuprina will use its best efforts to obtain HSA registration, it cannot guarantee approval, as it is subject to the discretion of the regulatory body.

Transfer of Registration: Upon successful registration of the product SKUs under Cuprina's account, the registrations shall be transferred to Ferti-Craft, once Ferti-Craft obtains all necessary certifications and licenses to hold the Product Registration. The cost of transferring the registrations to Ferti-Craft, including HSA transfer fees, shall be borne by Ferti-Craft.

1.4 Project Timeline: The total project timeline is estimated to be [ ] months, as detailed in **Annex A**.

2. Deliverables and Milestones

2.1 Deliverables:

- An operational facility compliant with ISO13485 standards.
- Certification from an accredited body confirming ISO13485 compliance.
- Successful HSA registration for twelve (12) product SKUs.

2.2 Milestones: The parties shall mutually agree upon specific milestones to track the progress of the facility setup, certification, and registration processes. Any delays caused by Ferti-Craft will extend the timelines accordingly.

3. Cost Breakdown and Payment Terms

3.1 Cost Components

Breakdown of Costs incurred by Cuprina:

1. **Rental Costs:** Inclusive
2. **Equipment Lease Costs:** Inclusive
3. **Cold Chain Management System Costs:** Inclusive
4. **Additional Clean Room Costs:** SGD [TBC]

Manpower & Regulatory Expertise Costs for ISO13485:

Cuprina will allocate the necessary workforce for the project. Any decision to hire additional staff will be communicated through a formal change order, which may affect project timelines and costs.

Costs Payable to HSA:

- All regulatory costs charged by the Health Sciences Authority (HSA) in connection with the registration and approval of the twelve (12) product SKUs shall be borne by Ferti-Craft. Product registration will be submitted under Cuprina's account, and HSA fees will be deducted through GIRO from Cuprina's bank account at the time of submission.

- Ferti-Craft agrees to ensure sufficient funds are available in Cuprina's account prior to submission to cover these deductions. The costs will reflect the **actual amounts charged by HSA to Cuprina**.

Costs Payable for ISO13485 Certification:

- All costs associated with obtaining ISO13485 certification, including any additional extension costs, shall be borne by Cuprina.

Transfer of Product Registration

- The registrations of all SKUs will be transferred to Ferti-Craft, once Ferti-Craft obtains all the required documents to hold the Product Registration. The fee to HSA for the transfer of Registration will be borne by Ferti-Craft.

3.2 Import/Export Costs

Ferti-Craft shall bear all costs associated with the import/export of equipment or products. Cuprina will either forward the invoices from the shipping agents directly to Ferti-Craft or invoice these costs through its Finance department. Due to the variable nature of import/export costs (depending on product value, quantity, taxes, and duties at the time of shipment), no specific cost estimates are provided in this agreement.

3.3 Total Monthly Costs and Revenue Share

Ferti-Craft agrees to the following payment structure with Cuprina:

- **Total Monthly Costs:** During the active project phase, Ferti-Craft shall remit a monthly fee of **SGD** [ ] to Cuprina. This fee encompasses expenses related to facility setup, regulatory compliance, workforce allocation, rental, utilities, and other operational requirements.

- **Adjusted Monthly Costs Pending Regulatory Approval:** Prior to receiving regulatory approval and certification from either the Health Sciences Authority (HSA) or the Malaysia Medical Device Authority (MDA), the monthly payment will be set at **SGD** [ ] to cover administrative expenses, rental, and operational costs during the

setup phase. Upon regulatory approval from HSA or MDA, the monthly payment will be adjusted to **SGD** [ ] to reflect the transition into full operational readiness.

- Upon submission of the HSA or MDA documentation and during months where Ferti-Craft does not utilise Cuprina's assistance for regulatory compliance, workforce allocation, rental, utilities and other operational requirements, the monthly payment will be adjusted to **SGD** [ ]. During this period, [ ] the monthly fee will be adjusted back to **SGD** [ ] (instead of **SGD** [ ]). [ ]. Such utilisation of the laboratory will be mutually agreed and scheduled between Cuprina and Ferti-Craft.

- **Operational Readiness** is defined as the time after obtaining HSA or MDA approvals and the start of Ferti-Craft's production activities in Cuprina's lab for customer order fulfillment in Singapore or Malaysia. After receiving regulatory approvals for all submission groups, Ferti-Craft will ensure that it transitions to "operational readiness" without delay. [ ], after which the monthly fee will be adjusted to **SGD** [ ] even if production has yet to begin or if customer orders have yet to be received.

- **Addition of Manpower:** In the event where Cuprina incurs any manpower cost exclusive to Ferti-Craft's work, such as a dedicated new-hire for Ferti-Craft, which has been mutually agreed upon between Cuprina and Ferti-Craft in writing, the monthly fee will be immediately adjusted to **SGD** [ ] at that time.

- **Revenue Share:** Additionally, Ferti-Craft shall remit [ ] of revenue generated from domestic sales within Singapore and exports conducted via the Singapore facility to Cuprina. This revenue share will be calculated and disbursed on a quarterly basis.

3.4 Payment Terms

Payment for the costs described herein shall be made according to the following schedule:

- **Refundable Deposit**: Ferti-Craft has previously paid Cuprina the equivalent of one (1) month's total costs (SGD [ ]) as a deposit, along with the first month's payment (SGD [ ]), for a total of SGD [ ] payable upfront upon signing this Agreement.

- **Ongoing Payments**: Starting from the second month, payments of SGD [ ] (or SGD [ ] during the waiting period, or SGD[ ] during the post-submission and pre-approval period) will be made in advance at the start of each month. Cuprina will invoice Ferti-Craft on the first Monday of each month.

- **Revenue Share**: Milestone payments will be invoiced based on [ ] percent [ ] of all receipts from product sales in Singapore or from exports overseas. These payments will be calculated and invoiced on a quarterly basis.

- **Refundability of Deposit**: The deposit is refundable. However, in the event Ferti-Craft terminates the Agreement without cause, the deposit will not be refunded.

- **Extended Payment Allowance**: Late payments will incur interest at a rate of one and a [ ] per month. Cuprina reserves the right to suspend work until all outstanding payments are made.

  Ferti-Craft has indicated that certain jurisdictional regulations may occasionally result in delays in fund remittance. Cuprina acknowledges and understands these potential constraints and will, therefore, bill Ferti-Craft on a monthly basis with consideration for these circumstances.

  In recognition of this, Cuprina may permit an accumulation of up to four (4) months of unpaid invoices, depending on the situation. However, if payments remain outstanding beyond this four-month period without prior notice, the agreed late payment interest rate will apply.

3.5 Equipment and Infrastructure

Cuprina shall provide or procure the equipment and infrastructure necessary for the setup and operation of the ISO13485 facility as detailed in **Annex B**. All equipment purchased or leased remains the property of Cuprina unless otherwise agreed in writing.

3.6 Adjustment of SKUs Based on Market Demand and Regulatory Timeline

Given the dynamic nature of market demand, consumer trends, and the regulatory approval process, Ferti-Craft may choose to adjust the number of SKUs to be registered with the Health Sciences Authority (HSA) from the originally agreed twelve (12) SKUs. In such cases:

- **Reduction in SKUs**: If Ferti-Craft decides to register fewer than twelve (12) SKUs, the associated HSA registration costs borne by Ferti-Craft will decrease accordingly, reflecting the reduced number of product registrations. The overall project cost will be adjusted proportionally, and both parties will agree on the revised payment terms through a written change order.

- **Increase in SKUs**: If Ferti-Craft decides to register more than twelve (12) SKUs, the additional HSA registration costs for the extra SKUs will be borne by Ferti-Craft, as per the agreement. This increase may also result in adjustments to the project timelines and other related costs, which will be reflected in a formal change order agreed upon by both parties.

Both parties acknowledge that HSA registration timelines can be lengthy and are beyond Cuprina's control. Any adjustments based on regulatory delays or changes to the number of SKUs will be discussed and formalized as needed.

4. Responsibilities of the Parties

4.1 Cuprina's Responsibilities:

- Set up the facility, ensuring compliance with ISO13485 standards.
- Obtain ISO13485 certification and use best efforts to achieve HSA registration for the twelve (12) product SKUs.
- Provide progress reports to Ferti-Craft on milestones and deliverables.
- Ensure all equipment listed in **Annex B** is operational and meets the necessary standards.
- Comply with all applicable laws and regulations in performing its obligations under this Agreement.

4.2 Ferti-Craft's Responsibilities:

- Provide detailed specifications and guidance on the product SKUs promptly.
- Pay for all costs as outlined in **Section 3** according to the payment schedule.
- Collaborate with Cuprina in achieving regulatory compliance, including providing necessary documents and information.
- Comply with all applicable laws and regulations in Singapore.
- Maintain appropriate insurance coverage and name Cuprina as an additional insured.

4.3 Change Orders

Any changes to the scope of work, deliverables, or timelines shall be documented in a written change order signed by both parties. Such changes may result in adjustments to the project timeline and costs.

5. Warranties and Indemnification

5.1 Warranties by Cuprina

Cuprina warrants that it will perform the services in a professional and workmanlike manner consistent with industry standards. Except as expressly provided in this Agreement, Cuprina disclaims all other warranties, express or implied, including but not limited to warranties of merchantability and fitness for a particular purpose, to the fullest extent permitted by law.

5.2 Indemnification by Cuprina

Cuprina shall indemnify and hold harmless Ferti-Craft, its officers, directors, employees, and agents from and against any and all claims, liabilities, losses, damages, costs, and expenses (including reasonable attorney's fees) arising out of Cuprina's material breach of this Agreement, gross negligence, or willful misconduct.

5.3 Indemnification by Ferti-Craft

Ferti-Craft shall indemnify and hold harmless Cuprina, its officers, directors, employees, and agents from and against any and all claims, liabilities, losses, damages, costs, and expenses (including reasonable attorney's fees) arising out of:

- Ferti-Craft's material breach of this Agreement;
- Improper use of the products manufactured under this Agreement;
- Violations of applicable laws or regulations by Ferti-Craft;
- Third-party claims related to the products or specifications provided by Ferti-Craft.

6. Confidentiality and Intellectual Property

6.1 Confidentiality

Definition of Confidential Information: Confidential Information shall include product designs, manufacturing processes, regulatory plans, and intellectual property exchanged during the agreement.

Both parties agree to maintain the confidentiality of all proprietary or confidential information disclosed during the term of this Agreement ("Confidential Information"). Confidential Information shall not be disclosed to any third party without the prior written consent of the disclosing party, except as required by law or legal process.

This confidentiality obligation shall survive the termination or expiration of this Agreement for a period of five (5) years.

6.2 Exceptions

Confidential Information does not include information that:

- Is or becomes publicly available without breach of this Agreement;
- Was known to the receiving party prior to disclosure by the disclosing party;
- Is received from a third party without restriction and without breach of any obligation of confidentiality;
- Is independently developed by the receiving party without use of the disclosing party's Confidential Information.

6.3 Intellectual Property Rights

- All Intellectual Property related to the products, including but not limited to formulations, designs, trademarks, and patents, shall remain the sole property of Ferti-Craft.

- Cuprina shall not acquire any rights, title, or interest in such Intellectual Property.
- Any proprietary processes, technologies, or know-how used or developed by Cuprina in the performance of its services shall remain the exclusive property of Cuprina.
- Ferti-Craft shall not have any rights to Cuprina's proprietary processes or technologies unless expressly granted in writing.

7. Term and Termination

7.1 Term

This Agreement shall commence on the Effective Date and shall remain in effect until all deliverables have been completed and certifications obtained, unless terminated earlier in accordance with this Agreement.

7.2 Termination for Cause

Either party may terminate this Agreement with thirty (30) days' written notice if the other party commits a material breach of any term of this Agreement and fails to cure such breach within the thirty (30) day notice period.

7.3 Termination for Convenience

Either party (Cuprina or Ferti-Craft) may terminate this Agreement for convenience by providing sixty (60) days' written notice. However, to safeguard the interests of both parties, a **"safety period"** is established, during which unilateral termination for convenience by either party is not permitted. This safety period is linked to specific project milestones, and during this period, neither party may terminate the Agreement solely for convenience.

Initial Safety Period and Milestone Alignment: The first safety period shall extend until the receipt of Health Sciences Authority (HSA) registration, at which point this clause may be reviewed, and additional safety periods set for subsequent milestones as mutually agreed upon. Each safety period may be adjusted towards the end of the prior milestone, allowing for the Agreement to reflect the project's progress and expectations.

Exceptions for Early Termination Within Safety Period: Should either party have a compelling, valid, and genuine reason for terminating the Agreement during a safety period, they may do so with sixty (60) days' notice, subject to paying fair compensation to the other party for expenses incurred up to the effective date of termination.

Fair Compensation shall be calculated to include:

1. **Costs Incurred**: Reimbursement of all expenses directly related to the project, including labor, materials, regulatory fees, and any non-cancelable contracts or purchase commitments.
2. **Resource Allocation**: Compensation for dedicated resources, equipment, and facilities allocated to the project, taking into account depreciation and usage during the term.
3. **Opportunity Cost**: Consideration of lost opportunities, calculated as a fair proportion of expected earnings for the period affected by termination.

Exclusions to the Safety Period Clause: This amendment applies solely to Termination for Convenience. It does not restrict termination under circumstances involving acts of God, unlawful acts by either party, breaches of other Agreement clauses, or any actions necessitating termination of the Agreement.

In cases of termination outside of a safety period, any unearned portion of fees paid in advance will be refunded, less costs incurred up to the effective date of termination.

7.4 Consequences of Termination

Upon termination of this Agreement for any reason:

- Each party shall promptly return or destroy all Confidential Information of the other party.
- Ferti-Craft shall pay Cuprina for all services rendered and costs incurred up to the effective date of termination.
- The provisions of this Agreement that by their nature should survive termination shall continue in full force and effect, including but not limited to confidentiality, indemnification, and limitation of liability.

8. Dispute Resolution

8.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Singapore, without regard to its conflict of laws principles.

8.2 Mediation

In the event of any dispute arising out of or in connection with this Agreement, the parties agree to first attempt to resolve the dispute amicably through good faith negotiations. If the dispute cannot be resolved through negotiation within thirty (30) days, the parties agree to proceed to mediation administered by the Singapore Mediation Centre under its Mediation Rules.

8.3 Arbitration

If the dispute is not resolved through mediation within sixty (60) days from the date of commencement of mediation, it shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (**SIAC**) in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference in this clause.

9. Indemnification and Liability

9.1 Exclusion of Certain Damages

Notwithstanding any provision of this Agreement to the contrary, in no event shall Cuprina be liable to Ferti-Craft for any indirect, incidental, special, consequential, or punitive damages, including but not limited to loss of profits, revenue, or business opportunities, arising out of or related to this Agreement, whether in contract, tort (including negligence), or otherwise, even if advised of the possibility of such damages.

9.2 Limitation of Liability

Cuprina's total cumulative liability arising out of or related to this Agreement, whether in contract, tort (including negligence), or otherwise, shall not exceed the total amount paid by Ferti-Craft to Cuprina under this Agreement.

9.3 Force Majeure

Cuprina shall not be liable for any failure or delay in performing its obligations under this Agreement if such failure or delay is due to circumstances beyond its reasonable control, including but not limited to acts of God, natural disasters, war, civil unrest, labor disputes, or governmental actions.

10. Insurance

Ferti-Craft shall maintain, at its own expense, comprehensive general liability insurance and any other insurance required by applicable law, in amounts sufficient to cover its obligations under this Agreement. Upon request, Ferti-Craft shall provide Cuprina with certificates of insurance evidencing such coverage and naming Cuprina as an additional insured.

11. Notices

All notices, demands, or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally, sent by registered or certified mail

(return receipt requested), or by a recognized courier service to the addresses specified below or to such other address as either party may designate by written notice to the other:

- To Cuprina:
    - Address: 1090 Lower Delta Road #06-08, Singapore 169201
    - Attention: David Quek Yong Qi
    - Email: david.quek@cuprina.com.sg
- To Ferti-Craft:
    - Address: 291 Joo Chiat Road, #03-03 JK Centre, Singapore 427543
    - Attention: Mr. Abhilash Prakash
    - Email: abhilash@ferti-craft.com

Notices shall be deemed received on the date of delivery if delivered personally, or on the third business day after mailing if sent by registered or certified mail.

12. Entire Agreement and Amendments

This Agreement, including all annexes and exhibits attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, and representations, whether oral or written. This Agreement may not be amended or modified except by a written instrument signed by both parties.

13. Assignment

Ferti-Craft shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Cuprina. Any attempted assignment without such consent shall be void. Cuprina may assign its rights and obligations under this Agreement to an affiliate or successor with Ferti-Craft's consent.

14. Survival of Terms

The provisions of this Agreement that by their nature are intended to survive termination or expiration shall so survive, including but not limited to provisions related to confidentiality, intellectual property, indemnification, limitation of liability, and dispute resolution.

15. Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable under applicable law, such provision shall be modified to the minimum extent necessary to render it valid and enforceable, and the remaining provisions shall continue in full force and effect.

16. Governing Language

This Agreement is executed in the English language, which shall be the governing language for all matters relating to the meaning or interpretation of this Agreement. In the event of any translation, the English version shall prevail.

17. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Contract Manufacturing Agreement as of the Updated Effective Date.

David Quek Yong Qi, CEO
Authorized Signatory
Cuprina Pte Ltd

Abhilash Prakash, Director
Authorized Signatory
Ferti-Craft Pte Ltd

ANNEX A

Ferti-Craft x Cuprina Timeline			Months									
No.	**Description**	**Remarks**	1	2	3	4	5	6	7	20	21	22
1	**Initial Facility Set-up**											
1.1	Layout planning of facility											
1.2	Sourcing and RFQ for equipment											
1.3	Confirmation and purchase of equipment											
1.4	"Renovation" based on layout											
1.5	Moving in and setting up new equipment											
1.6	IQ, OQ, PQ for new equipment											
1.7	Re-furnish laboratory											
2	**Compliance**											
2.1	Internal Audit of "Renovated" Facility											
2.2	Management Review											
2.3	Rectification or Improvements based on IA											
2.4	ISO13485 Document Prep for Scope Extension											
2.5	ISO13485 Scope Extension Audit											
2.6	ISO13485 Certified (post-extension)											
3	**Regulatory**											
3.1	HSA consultation											
3.2	HSA Medical Device Classification											
3.3	Dossier Preparation (for 12 products)											
3.4	Dossier Submission to HSA (for 12 products)											
3.5	HSA Review, Clarification and Correspondance											
3.6	Medical Device Licence Approval											

[

]

ANNEX B

Requirements from Ferti-Craft: Cuprina shall provide or procure the following equipment necessary for the setup and operation of the ISO13485 facility:

- [
-
-
-

]

Equipment:

- [
-
-
-
-
-
-
-
-
-
-
-
-]

ANNEX C

Schedule of Duties & Responsibilities

Work responsibilities

S No	Work	Cost Covered by:	Party Responsible to conduct:
1	[ ]	FertiCraft	FertiCraft
2	Export from [ ]	FertiCraft	FertiCraft
3	Obtaining clearance for importation into Singapore	Cuprina	*Cuprina Freight Forwarders, thereafter TBC
4	Importation fees (if any)	FertiCraft	FertiCraft
5	Storage of Imported items at the recommended temperature	Cuprina	Cuprina
6	[ ]	Cuprina	Cuprina
7	Packaging and labeling	Cuprina	Cuprina
8	Finished product storage	Cuprina	Cuprina
9	Shipping the product to the customer (Singapore)	Cuprina	Cuprina
10	Shipping the product for export	Importing party	Cuprina
11	More points (Add if Required)		

*Dependent on the local partnership arrangements, local registration and if Cuprina has a lab in the territory. If Cuprina has no presence, Ferti Craft will handle the export to those locations.

Marketing and sales management:

S No	Work	Who will perform	Remarks
1	Marketing and Sales Promotions	Ferti-Craft	
2	Who will sell the product to customers?	Cuprina Cuprina will initiate all delivery orders, and invoices for customers. This arrangement will be in place [ ] and hence conduct these activities thereafter.	Cuprina [ ]
3	Customer relations and engagements	Ferti-Craft	
4	Please provide any marketing and sales-related assistance that	NA	NA

	Cuprina can provide Ferti-Craft (in the Remarks column.)		
5	Local Distribution Activities and the services to be covered in this role.	Cuprina [ ]	NA
5	International Distribution Activities	[ ]	

Operational Expenses

S No	Expenses	Cost covered by	Remarks
1	Fixed Contract Manufacturers Fee	Ferti-Craft	1 month deposit + 1st Month upfront [upon signing of the agreement]. Thereafter, advance per month
2	Variable Contract Manufacturers Fees	Ferti-Craft	[ ]
3	ISO 13485	Cuprina	
4	Manufacturing License	Cuprina	
5	Product Registration	Ferti-Craft	Ferti-Craft will reimburse Cuprina for all direct costs incurred with regards to Product Registration & Yearly Renewal Fees
6	Wholesale license	Cuprina	
7	Export of product and related charge	Cuprina	[ ]

8	Licensing in other countries	Ferti-Craft	
9	Stationery	Cuprina	
10	Label and inner box	Cuprina	Ferti-Craft to provide all artwork in accordance with HSA labelling requirements.
11	Storage bottle	Cuprina	Ferti-Craft to provide sizing and materials to be used for each SKU.
12	Packing materials	Cuprina	[ ]
13	Electricity and water	Cuprina	All inclusive prices
14	Lab consumables	Cuprina	[ ]
15	Staff expenses. E.g. salary ++	Cuprina	All inclusive prices.
16	Day-to-day expenses	Cuprina	All inclusive prices.
17	Overall operational cost	Cuprina	[ ]
18	More points (Add if Required)		

Licensing & Documentation

S No	Information in all documentation	Named Party	Remarks
1	Product Owner	Ferti Craft	
2	Contract Manufacturer	Cuprina	Under License to manufacturer by Ferti-Craft
3	Product Registration	Cuprina	On behalf of Ferti-Craft
4	Importer	Ferti-Craft (if not possible Cuprina)	
5	Exporter	Cuprina	
5	ISO 13485	Cuprina	
6	Wholesale License	Cuprina	
7	Fire License (FSSB approvals)	Cuprina	
8	More points (Add if Required)		